As filed with the Securities and Exchange Commission on November 12, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LISATA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2343568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 173
Liberty Corner, NJ 07938
(908) 842-0100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David J. Mazzo, Ph.D.
Chief Executive Officer
Lisata Therapeutics, Inc.
P.O. Box 173
Liberty Corner, NJ 07938
(908) 842-0100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jeffrey P. Schultz, Esq.
Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.
919 Third Avenue
New York, NY 10022
(212) 935-3000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering:  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2026
PROSPECTUS

Lisata Therapeutics, Inc.

350,498,987 Shares
Common Stock
Offered by the Selling Stockholders
This prospectus relates to the proposed resale or other disposition by the selling stockholders identified herein (the “Selling Stockholders”) of up to (i) 1,679,366 shares (“Merger Common Shares”) of our common stock, par value $0.0001 per share (“Common Stock” ), (ii) 197,951,626 shares (“Merger Conversion Shares”) of our Common Stock issuable upon the conversion of 197,951.626 shares (“Merger Preferred Shares”) of our Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”) and (iii) 150,867,995 shares of Common Stock (the “Private Placement Conversion Shares”) issuable upon the conversion of 150,867.995 shares of our Series C Preferred Stock (the “Private Placement Preferred Shares”). Subject to (a) receiving approval by our stockholders of the issuance of shares of Common Stock upon conversion of Series C Preferred Stock and the change of control of our company in accordance with the Nasdaq Stock Market LLC (“Nasdaq”) listing rules (the “Conversion Proposal”) and of a certificate of amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our Common Stock at a ratio to be determined by our board of directors within the range between 1-for-5 and 1-for-15, without reducing the authorized number of shares of Common Stock and without further approval or authorization by our stockholders (the “Reverse Stock Split Proposal” and, together with the Conversion Proposal, the “Required Company Stockholder Matters”), (b) receiving approval of our Nasdaq initial listing application filed pursuant to Nasdaq Listing Rule 5110(a), and (c) certain beneficial ownership limitations set by each preferred stockholder, we expect that each share of Series C Preferred Stock will automatically convert into 1,000 shares of Common Stock on December 2, 2026.
On November 9, 2026, our stockholders approved the Reverse Stock Split Proposal at our 2026 annual meeting of stockholders (the “Annual Meeting”), which was adjourned to November 30, 2026, and on November    , 2026, we filed a certificate of amendment with the Secretary of State of the State of Delaware to effect, as of 12:01 a.m. Eastern Time on November    , 2026, a 1-for-    reverse split of our outstanding shares of Common Stock (the “Reverse Stock Split”). The shares of Common Stock registered by this prospectus do not give effect to the Reverse Stock Split and are referred to herein as the “Resale Shares.”
The Merger Common Shares and Merger Preferred Shares were issued to former stockholders of Marea Therapeutics, Inc., a Delaware corporation (“Marea”), in connection with our acquisition (the “Acquisition”) of Marea, which closed on September 17, 2026. The Private Placement Preferred Shares were issued and sold to accredited investors in a private placement (the “2026 Private Placement” and, together with the Acquisition and the other transactions and actions contemplated by the Merger Agreement, the “Acquisition Transactions”), which closed on September 18, 2026. We are not offering or selling any Resale Shares under this prospectus and will not receive any of the proceeds from the sale or other disposition of Resale Shares by the Selling Stockholders.
The Selling Stockholders may sell the Resale Shares on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their Resale Shares hereunder.
The Selling Stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Stockholders may sell their Resale Shares hereunder following the effective date of the registration statement of which this prospectus forms a part.
You should carefully read this prospectus and any applicable prospectus supplement, as well as any documents incorporated by reference herein or therein, before you invest in any of the securities being offered.
Our Common Stock is traded on the Nasdaq Capital Market under the symbol “LSTA.” On November 11, 2026, the last reported sales price for our Common Stock was $1.20 per share.
An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 7 of this prospectus and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.
The date of this prospectus is     , 2026

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell the securities described in this prospectus in one or more offerings. Information about the Selling Stockholders may change over time.
This prospectus provides you with a general description of the securities the Selling Stockholders may offer. Each time the Selling Stockholders sell shares of Common Stock using this prospectus, to the extent necessary and required by law, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares of Common Stock being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in shares of our Common Stock. See “Where You Can Find More Information” for more information.
This prospectus contains and incorporates by reference information that you should consider when making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference herein and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
In this prospectus, unless the context otherwise requires, the terms (i) “we,” “us,” “our,” “Lisata,” the “Company” and other similar terms refer to the business and operations of Lisata Therapeutics, Inc.. and its consolidated subsidiaries for periods prior to the Acquisition and to Lisata Therapeutics, Inc. and its consolidated subsidiaries, including Marea for periods after the Acquisition; (ii) “Marea” refers to Marea Therapeutics, Inc. and (iii) “Acquisition” refers to the acquisition by the Company of Marea pursuant to that Agreement and Plan of Merger, dated September 17, 2026, by and among the Company, Mariner Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Mariner Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Marea.
This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
For investors outside of the United States, neither we nor the Selling Stockholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events.
All statements, other than statements of historical facts contained in this prospectus, are forward-looking statements, including, without limitation, statements regarding: the expected timing for the Company name and ticker change, our ability to achieve the expected benefits or opportunities with respect to the Acquisition, our future results of operations and financial position, business strategy, our expectations that our cash and cash equivalents, together with the proceeds from the 2026 Private Placement, will enable us to fund our operating expenses and capital expenditure requirements, our preclinical and clinical development activities, the potential therapeutic benefits and economic value of our product candidates, and the timing and results of preclinical studies and clinical trials. Forward-looking statements generally relate to future events or our future financial or operating performance. The words “aim,” “anticipate,” “assume,” “can,” “continue,” “could,” “designed to,” “estimate,” “evaluate,” “expect,” “explore,” “intend,” “intended to,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “pursue,” “seek,” “should,” “to be,” “will,” and “would,” or the negative of such terms or other similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that might cause such a difference include those discussed in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents referred to or incorporated by reference, the date of those documents.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

PROSPECTUS SUMMARY
This summary may not contain all the information that you should consider before investing in securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial data and related notes and other information incorporated by reference herein, before making an investment decision.
Company Overview
We are a clinical-stage biopharmaceutical company focused on the development of first-in-class, next-generation medicines for cardioendocrine diseases. On September 17, 2026, we completed the Acquisition, which brought into our pipeline Marea’s lead product candidate, MAR001, which is in Phase 2b clinical development for the treatment of severe hypertriglyceridemia (sHTG), a condition characterized by very high triglyceride levels. We also brought in MAR002, which we are advancing for the treatment of acromegaly.
Our Pipeline
MAR001 is a potential first-in-class monoclonal antibody in clinical development that targets ANGPTL4, a protein that is highly expressed in adipose tissue. By inhibiting ANGPTL4 and thereby augmenting lipoprotein lipase (LPL) activity, MAR001 is designed to lower triglycerides and improve adipose tissue function. Human genetic data has identified ANGPTL4 as a highly promising therapeutic target because loss of function alleles lead to lower triglyceride levels, improved adipose distribution, better insulin sensitivity, and protection from cardiovascular disease and type 2 diabetes.
MAR005, a half-life-extended version of MAR001 with an improved pharmacokinetic profile, is Marea’s planned Phase 3 product candidate and is in clinical development for the treatment of sHTG. Preclinical models with MAR001 demonstrated reduction in triglycerides, remnant cholesterol and ectopic fat, and improved insulin sensitivity. MAR001 has demonstrated strong Phase 1 and 2a results and is in Phase 2b clinical development. In November 2026, we announced 24-week data from our Phase 2b (Part A) TYDAL study of MAR001 at the American Heart Association Scientific Sessions and simultaneously published these data in the New England Journal of Medicine. Part A met its primary endpoint demonstrating statistically significant, placebo-adjusted reductions in fasting triglyceride levels of 39.1% to 45.5% across three MAR001 dose levels at Week 12 (p<0.001 for all doses). Importantly, the magnitude of triglyceride lowering was greater among participants with higher baseline triglyceride levels, with reductions from baseline of up to 57.2% in participants with triglycerides ≥300 mg/dL and up to 72.2% in participants with triglycerides ≥500 mg/dL. MAR001 also demonstrated significant reductions in remnant cholesterol and was generally well tolerated through 24 weeks of treatment. These findings support the continued development of ANGPTL4 inhibition as a novel therapeutic approach for hypertriglyceridemia, and we have initiated enrollment in Part B of the Phase 2b TYDAL-TIMI 78 study in participants with sHTG. We expect to report topline data from Part B of the Phase 2b study of MAR001 in sHTG in the second half of 2027 and to complete dose selection for a Phase 3 clinical trial of MAR005 in mid-2027.
MAR002 is being developed as a potent and selective half-life-extended, allosteric, human monoclonal growth hormone receptor antagonist (GHRA) antibody for the treatment of acromegaly. The in vivo pharmacokinetic (PK) and pharmacodynamic (PD) properties of MAR002 have been observed to be predictable and typical of a half-life extended human antibody, showing a long duration of action compatible with infrequent subcutaneous dose administration in humans. In June 2026, Marea presented data from a first-in-human Phase 1 clinical trial of MAR002 at the 2026 Annual Meeting of the Endocrine Society (ENDO), which demonstrated compelling proof-of-mechanism with deep and durable IGF-1 suppression and PK properties that may enable dosing as infrequently as once every two weeks, compared to the daily subcutaneous injections required by the current standard of care. In October 2026, we announced the dosing of the first patient in our Phase 2 clinical trial of MAR002 for the treatment of acromegaly. This study intends to enroll approximately 72 participants with acromegaly across three MAR002 dose arms, after an initial 900 mg loading dose, compared to placebo, with a primary endpoint of IGF-1 reduction following 10 weeks of treatment. After completing the 10-week treatment period, eligible participants will have an option to enroll in an open-label extension clinical trial. We expect to report topline data from the Phase 2 clinical trial in the fourth quarter of 2027.
Recent Developments
On September 17, 2026 (the “Closing”), we completed the Acquisition in accordance with the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated September 17, 2026, by and among the Company,

Mariner Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), Mariner Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), and Marea. Pursuant to the Merger Agreement, (i) First Merger Sub merged with and into Marea, pursuant to which Marea was the surviving corporation and became a wholly owned subsidiary of the Company (the “First Merger”) and (ii) immediately following the First Merger, Marea merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity.
The Acquisition was structured as a stock-for-stock transaction pursuant to which all of Marea’s outstanding equity interests were exchanged based on a fixed exchange ratio for aggregate consideration consisting of (i) 1,793,129 shares of Common Stock and (ii) 211,365.213 shares of Series C Preferred Stock, each share of which is convertible into 1,000 shares of Common Stock (representing 211,365,213 shares on an as-converted-to-common-stock basis and without giving effect to any beneficial ownership limitations), subject to receipt of approval of the Required Company Stockholder Matters in accordance with Nasdaq listing rules and the beneficial ownership limitations set by each holder, which may be waived by each holder at any time following the approval by Nasdaq of a Nasdaq initial listing application filed in accordance with Nasdaq listing rule 5110(a) (the “Nasdaq Listing Application”). The Merger Conversion Shares exclude amounts reserved for issuance upon exercise of all outstanding options to purchase Marea’s common stock, each of which were assumed by us and converted into options to purchase shares of Series C Preferred Stock. The Series C Preferred Stock was a newly designated series of preferred stock and was intended to have economic rights equivalent to our Common Stock but no voting rights. The rights of the Series C Preferred Stock are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) that we filed with the Secretary of State of the State of Delaware on September 17, 2026.
Concurrently with the entry into the Merger Agreement, we entered into a Registration Rights Agreement (the “Merger RRA”) with certain pre-Acquisition stockholders of Marea. Pursuant to the Merger RRA, we are obligated to prepare and file a resale registration statement with the SEC no later than the later of (i) November 2, 2026 and (ii) the date on which we file a current report on Form 8-K/A containing the financial statements of Marea and pro forma financial information required to be filed with the Securities and Exchange Commission in connection with the Acquisition, which in any event shall be filed no later than November 12, 2026 (the “Form 8-K/A Filing Date”) (such later date, the “Filing Deadline”). The Merger RRA also contains customary terms, including an obligation to indemnify the existing stockholders of Marea and certain affiliates from certain liabilities relating to any misstatements or omissions in the resale registration statement.
With respect to the Acquisition, we determined that we were the acquiror for accounting purposes under ASC 805-10-25. Marea was determined to be a variable interest entity because its equity at risk was insufficient to fund its development programs. As Marea’s sole equity holder, with power over Marea and all of its economics, we determined that we were its primary beneficiary and, accordingly, the accounting acquiror under ASC 805-10-25-5. Next, we considered whether Marea met the definition of a business under ASC 805. ASC 805-10-55-5A through 55-5C describe a screen test to determine whether an acquired set of assets and activities is not a business. Because the screen was not met, the acquired set of assets and activities was evaluated under ASC 805-10-55-4 through 55-6. After determining that the criteria in ASC 805-10-55-5D were met, we treated the Acquisition as an acquisition of a business for accounting purposes.
Concurrently with the Acquisition, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Investors”) pursuant to which, on September 18, 2026 (the “PIPE Closing”), we issued and sold an aggregate of 150,867.995 shares of Series C Preferred Stock, each share of which is convertible into 1,000 shares of Common Stock (representing 150,867,995 shares on an as-converted-to-common-stock basis and without giving effect to any beneficial ownership limitations), subject to receipt of approval of the Required Company Stockholder Matters in accordance with Nasdaq listing rules and the beneficial ownership limitations set by each holder, which may be waived by each holder at any time following the approval by Nasdaq of the Nasdaq Listing Application and approval of the Required Company Stockholder Matters. The Private Placement Preferred Shares were sold at a price of $1,491.37 per share of Series C Preferred Stock (or $1.49137 per share on an as-converted-to-common-stock basis) for aggregate gross proceeds of approximately $225 million.
On September 17, 2026, we entered into a Registration Rights Agreement (the “Private Placement RRA”) with the Investors. Pursuant to the Private Placement RRA, we are obligated to prepare and file a resale registration statement with the SEC no later than the Filing Deadline. The Private Placement RRA also contains customary terms, including an obligation to indemnify the Investors and certain affiliates from certain liabilities relating to any misstatements or omissions in the resale registration statement.
The Acquisition, the 2026 Private Placement and the other transactions and actions contemplated by the Merger Agreement (the “Acquisition Transactions”) were approved by our board of directors and the board of directors and stockholders of Marea. The closings of the Acquisition Transactions were not subject to the approval of Lisata stockholders.
On November 9, 2026, our stockholders approved the Reverse Stock Split Proposal at our 2026 annual meeting of stockholders (the “Annual Meeting”), which was adjourned to November 30, 2026, and we expect our Nasdaq Listing Application to be effective November 30, 2026. Except as otherwise required by law (e.g. voting on a change to the authorized shares of Series C Preferred Stock or the rights of such shares as required by the General Corporation Law of the State of Delaware (“DGCL”)) and the Certificate of Designation, the Series C Preferred Stock does not have voting rights. For more information on the Series C Preferred Stock, please refer to the Certificate of Designation, which is incorporated by reference herein and attached as Exhibit 3.1 of our Current Report on Form 8-K filed with the SEC on September 17, 2026.
We have filed the Nasdaq Listing Application with Nasdaq. We expect to change our name to “Marea Therapeutics, Inc.” on November 30, 2026, and our Common Stock is expected to begin trading on The Nasdaq     Market under the symbol “MREA” on December 2, 2026.
In connection with the execution of the Merger Agreement, we and Marea entered into stockholder support agreements (the “Support Agreements”) with certain of our officers and directors (solely in their capacities as stockholders), representing approximately 4.3% of the outstanding shares of Common Stock as of September 17, 2026. The Support Agreements provide that, among other things, each of the parties thereto agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder in favor of the Required Company Stockholder Matters, the approval of the Company’s 2026 Equity Incentive Plan and the Company’s 2026 Employee Stock Purchase Plan at the Annual Meeting.
Concurrently and in connection with the execution of the Merger Agreement, certain officers, directors and certain stockholders of Marea as of immediately prior to the Merger and certain of the directors and officers of Lisata as of immediately prior to the Acquisition entered into lock-up agreements (the “Lock-up Agreements”) with Lisata and Marea, pursuant to which each such stockholder will be subject to a 180-day lockup on the sale or transfer of shares of Common Stock and Series C Preferred Stock held by each such stockholder, subject to certain limited exceptions as set forth in the Lock-up Agreements.
For more information about the Acquisition Transactions, you should refer to our Current Report on Form 8-K filed with the SEC on September 17, 2026, as amended by our Current Report on Form 8-K/A filed with the SEC on November 12, 2026, which is incorporated by reference herein.
Corporate Information
We were incorporated in 1980 as a Delaware corporation. Our corporate address is P.O. Box 173, Liberty Corner, NJ 07938. Our telephone number is (908) 842-0100.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

THE OFFERING
Common stock offered by the Selling Stockholders
Up to an aggregate of 350,498,987 shares of Common Stock, consisting of (i) 1,679,366 Merger Common Shares, (ii) 197,951,626 Merger Conversion Shares and (iii) 150,867,995 Private Placement Conversion Shares.
Terms of the offering
Each selling stockholder will determine when and how it will sell the common stock offered in this prospectus, as described in “Plan of Distribution.”
Use of Proceeds
We will not receive any proceeds from the sale of the Resale Shares.
Risk factors
See “Risk Factors” on page 7 for a discussion of factors you should carefully consider before deciding to invest in our common stock
Nasdaq Capital Market symbol
“LSTA”

RISK FACTORS
Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section titled “Cautionary Statement Concerning Forward-Looking Statements.”

USE OF PROCEEDS
We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the Resale Shares covered hereby. The net proceeds from the sale of the Resale Shares offered by this prospectus will be received by the Selling Stockholders.
Subject to limited exceptions, the Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of any of the Resale Shares. We will bear the costs, fees and expenses incurred in effecting the registration of the Resale Shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS
This prospectus covers the resale or other disposition from time to time by the Selling Stockholders identified in the table below of up to an aggregate of 350,498,987 shares of Common Stock, which consist of (i) 1,679,366 Merger Common Shares, (ii) 197,951,626 Merger Conversion Shares and (iii) 150,867,995 Private Placement Conversion Shares. The Selling Stockholders may from time to time offer and sell any or all of the Resale Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement.
On September 17, 2026, we entered into the Purchase Agreement, pursuant to which we sold an aggregate of 150,867.995 shares of Series C Preferred Stock, which are convertible into 150,867,995 shares of Common Stock pursuant to the Certificate of Designation, at an aggregate purchase price of approximately $225 million. Also on September 17, 2026, we completed our acquisition of Marea in accordance with the Merger Agreement, pursuant to which we issued an aggregate of 1,793,129 shares of Common Stock and 211,365.213 shares of Series C Preferred Stock, which are convertible into 211,365,213 shares of Common Stock pursuant to the Certificate of Designation.
We received approval of the Reverse Stock Split Proposal at our Annual Meeting on November 9, 2026 and expect to receive approval of the Conversion Proposal at our reconvened Annual Meeting on November 30, 2026. Accordingly, we expect that each share of Series C Preferred Stock will automatically convert into 1,000 shares of Common Stock on December 2, 2026, subject to the beneficial ownership limitations set by each holder. Following the approval of the Reverse Stock Split Proposal, we filed a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect a 1-for-      reverse stock split of our Common Stock, effective as of 12:01 a.m., Eastern Time, on November    , 2026.
We are registering the Resale Shares to permit the Selling Stockholders and their pledgees, donees, transferees or other successors-in interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” herein.
Except as otherwise disclosed herein, the Selling Stockholders do not have, and within the past three years have not had, any position, office or other material relationship with us.
The following table sets forth the names of the Selling Stockholders, the number of shares of our Common Stock owned by the Selling Stockholders as of November 1, 2026, the number of shares of our Common Stock that may be offered under this prospectus and the number of shares of our Common Stock that will be owned after this offering by the Selling Stockholders assuming all of the shares registered for resale hereby are sold.
The Selling Stockholders may sell some, all or none of their Resale Shares. We do not know how long the Selling Stockholders will hold the Resale Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Resale Shares, except for the Lock-Up Agreements. The Resale Shares covered hereby may be offered from time to time by the Selling Stockholders, provided that Resale Shares issued upon conversion of Series C Preferred Stock may only be offered after such shares of Series C Preferred Stock are converted to Common Stock pursuant to the terms of the Certificate of Designation.

The information set forth below is based upon information obtained from the Selling Stockholders and upon information in our possession regarding the issuance of the Series C Preferred Stock. The percentages of Common Stock owned after the offering by each Selling Stockholder below are based on 10,804,066 shares of Common Stock outstanding as of November 1, 2026, and, for each Selling Stockholder, assumes the conversion of only the Series C Preferred Stock owned by such Selling Stockholder but not the Series C Preferred Stock owned by any other Selling Stockholder.

Name of Selling Stockholder(1)(2)(3)	Common Stock Beneficially Owned Prior to Offering(3)	Common Stock that May Be Offered Pursuant to Prospectus	Common Stock Beneficially Owned After Offering(3)
			Number	Percentage (%)
AB Cap Fund, Inc. - AB Small Cap Growth Portfolio(4)	3,777,783	3,777,783	—	—%
AB Variable Products Series Fund, Inc. - AB Small Cap Growth Portfolio(4)	75,255	75,255	—	—%
Equitable Small Cap Pension Fund(4)	156,698	156,698	—	—%
Entities Associated with Vestal Point Capital, LP(5)	2,682,098	2,682,098	—	—%
Adage Capital Partners, L.P.(6)	2,487,646	2,487,646	—	—%
Affinity Healthcare Fund, LP(7)	5,364,196	5,364,196	—	—%
Alpha Wave Ventures II LP(8)	33,526,238	33,526,238	—	—%
Nantahala Capital Partners Limited Partnership(9)	1,789,567	1,769,965	19,602	*%
NCP RFM LP(10)	596,177	583,083	13,094	*%
Blackwell Partners LLC(11)	2,429,752	2,404,870	24,882	*%
Eastmain 2023 Fund LP(12)	613,833	606,278	7,555	*%
Citadel CEMF Investments Ltd.(13)	12,605,865	12,605,865	—	—%
Citadel Multi-Strategy Equities Master Fund Ltd.(13)	734,224	734,224	—	—%
Forbion Growth Opportunities Fund III Coöperatief U.A.(14)	33,526,229	33,526,229	—	—%
Forbion Ventures Fund VI Coöperatief U.A.(14)	28,656,625	28,656,625	—	—%
Four Pines Master Fund LP(15)	435,841	435,841	—	—%
Rock Springs Capital Master Fund LP(15)	2,246,257	2,246,257	—	—%
Joshua Lehrer(16)	3,305,729	3,305,729	—	—%
HIF Solitude Ltd(17)	295,000	295,000	—	—%
Mission Pure Alpha Master LP(17)	375,525	375,525	—	—%
Omega Fund VII, L.P.(18)	17,864,525	17,864,525	—	—%
Perceptive Life Sciences Master Fund, Ltd.(19)	10,057,866	10,057,866	—	—%
Perceptive Xontogeny Venture Fund II, LP(19)	20,140,965	20,140,965	—	—%
RA Capital Healthcare Fund, L.P.(20)	26,820,977	26,820,977	—	—%
Robert Harrington(21)	35,139	35,139	—	—%
Seligman Hcare Spectrum (Master) Fund by Columbia Mgmt Invst Advisers, LLC(22)	5,364,196	5,364,196	—	—%
Sofinnova Venture Partners XI, L.P.(23)	28,656,625	28,656,625	—	—%
Squadron Master Fund LP(24)	2,487,646	2,487,646	—	—%
Ted Love(25)	2,289,576	2,289,576	—	—%
Third Rock Ventures V, L.P.(26)	64,301,609	64,301,609	—	—%
Third Rock Ventures VI, L.P.(26)	12,330,046	12,330,046	—	—%
venBio Global Strategic Fund IV, L.P.(27)	21,951,381	21,951,381	—	—%
Vyas Ramanan(28)	243,064	243,064	—	—%
Ian Clements(29)	395,448	395,448	—	—%
Charles Homcy and Diana Sylvestre(30)	972,261	972,261	—	—%
Joshua Rabinowitz(31)	486,129	486,129	—	—%
Stephen O’Rahilly(32)	486,129	486,129	—	—%

*	Less than 1%
(1)
To our knowledge, unless otherwise indicated, all persons named in the table above have sole voting and investment power with respect to their shares of Common Stock. Unless an address is provided below, the address for the holder is c/o Lisata Therapeutics, P.O. Box 173, Liberty Corner, NJ 07938.

(2)
All Common Stock share amounts reflected in the table do not give effect to the Reverse Stock Split. The Series C Preferred Stock is not convertible into Common Stock unless and until the Company’s stockholders approve such conversion. Accordingly, the shares of Common Stock issuable upon conversion of the Series C Preferred Stock are included in the “Common Stock That May Be Offered

Pursuant to this Prospectus” column in the table to reflect the shares that may be offered pursuant to this prospectus, and the selling stockholder does not beneficially own such shares within the meaning of Rule 13d-3 under the Exchange Act unless and until such stockholder approval is obtained.
(3)
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. Notwithstanding the foregoing, the beneficial ownership amounts assume the sale of all Common Stock that may be offered pursuant to this prospectus without taking into account certain limitations, including that a holder of Series C Preferred Stock is prohibited from converting shares of Series C Preferred into shares of Common Stock (i) prior to the approval of the Required Company Stockholder Matters and the Nasdaq Listing Application or (ii) if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (established by the holder between 4.9% and 19.99%) (the “Beneficial Ownership Limitation”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion, which Beneficial Ownership Limitation may be waived by each holder at any time following the approval by Nasdaq of the Nasdaq Listing Application and approval of the Required Company Stockholder Matters.

(4)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 3,777,783 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by AB Cap Fund, Inc. - AB Small Cap Growth Portfolio (‘AB Cap Fund’) in the 2026 Private Placement, (ii) 75,255 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by AB Variable Products Series Fund, Inc. - AB Small Cap Growth Portfolio (‘AB Variable’) in the 2026 Private Placement and (iii) 156,698 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Equitable Small Cap Pension Fund (‘Equitable Fund’) in the 2026 Private Placement. AllianceBernstein L.P. acts as investment adviser to and on behalf of AB Cap Fund, AB Variable and Equitable Fund. John Tota, in his position as VP Corporate Actions of AllianceBernstein L.P., may be deemed to have voting and investment power with respect to the shares of Common Stock beneficially owned by such funds and accounts. AllianceBernstein Corporation is the general partner of AllianceBernstein L.P. Voting and dispositive power over the shares are exercised by the investment adviser pursuant to an investment management agreement. The address of the entities referenced in this footnote is 501 Commerce Street, Nashville, TN 37203. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by each of AB Cap Fund, AB Variable and Equitable Fund are subject to a Beneficial Ownership Limitation of 9.99%. The beneficial ownership amounts and percentages reported for AB Cap Fund, AB Variable and Equitable Fund assume receipt of approval of the Required Company Stockholder Matters and conversion in full of the Series C Preferred Stock. The Series C Preferred Stock cannot convert into Common Stock prior to receipt of approval of the Required Company Stockholder Matters.

(5)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 1,372,772 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Vestal Point Master Fund, LP (“Vestal Point Master Fund”), in the 2026 Private Placement and (ii) 1,309,326 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by accounts separately managed by Vestal Point Capital, LP, in the 2026 Private Placement. The sole general partner of Vestal Point Master Fund is Vestal Point Partners GP, LLC. The managing member of Vestal Point Partners GP, LLC is Ryan Wilder. The sole general partner of Vestal Point Capital, LP is Vestal Point Capital, LLC. The managing member of Vestal Point Capital, LLC is Mr. Wilder. As a result, Mr. Wilder may be deemed to have voting and investment power over the securities held by Vestal Point Master Fund and the accounts separately managed by Vestal Point Capital, LP. Mr. Wilder disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of the foregoing entities and Mr. Wilder is c/o Vestal Point 632 Broadway, Suite 602, New York, NY 10012. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Vestal Point Master Fund and the accounts separately managed by Vestal Point Capital, LP are subject to a Beneficial Ownership Limitation of 9.99%.

(6)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of 2,487,646 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Adage Capital Partners L.P. (“Adage”) in the 2026 Private Placement. Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage, and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage Capital Partners, L.P. and may be deemed the beneficial owner of such shares, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address of the foregoing persons and entities is 200 Clarendon St, 52nd Floor, Boston, MA 02116. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Adage are subject to a Beneficial Ownership Limitation of 9.99%.

(7)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of 5,364,196 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Affinity Healthcare Fund, LP (“Affinity”) in the 2026 Private Placement. Affinity is managed by Affinity Asset Advisors, LLC. The address of Affinity and Affinity Asset Advisors, LLC is 450 Park Avenue, Suite 1403, New York, NY 10022. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Affinity are subject to a Beneficial Ownership Limitation of 9.99%.

(8)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 183,323 shares of Common Stock received by Alpha Wave Ventures II LP (“Alpha Wave”) in the Acquisition as an equityholder of record of Marea, (ii) 21,608,738 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Alpha Wave in the Acquisition as an equityholder of record of Marea and (iii) 11,734,177 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Alpha Wave in the 2026 Private Placement. The Series C Preferred Stock is not convertible into Common Stock unless and until the Company’s stockholders approve such conversion. Accordingly, the shares of Common Stock issuable upon conversion of the Series C Preferred Stock are included in the table solely to reflect the shares that may be offered pursuant to this prospectus, and Alpha Wave does not beneficially own such shares within the meaning of Rule 13d-3 under the Exchange Act unless and until such stockholder approval is obtained. Alpha Wave Ventures GP, Ltd. (“Alpha Wave Ventures GP”) is the general partner of Alpha Wave Ventures II, LP. Alpha Wave Ventures GP is a joint venture between Alpha Wave Global, LP (“Alpha Wave Global”) and Lunate Holding RSC LTD (“Lunate”). Lunate is majority-owned by Chimera Investment LLC (“Chimera”). Richard Gerson is the Chairman and Chief Investment Officer of Alpha Wave Global. Chimera is controlled by its board of directors. The managing partners of Lunate Capital Limited, a wholly-owned investment manager subsidiary of Lunate, manage the investment activities of Lunate. The address of Alpha Wave is 830 Brickell Plaza, Suite 4700-B, Miami, FL 33131. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Alpha Wave are subject to a Beneficial Ownership Limitation of 9.9%.

(9)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 19,602 shares of Lisata common stock and (ii) 1,769,965 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Nantahala Capital Partners Limited Partnership (“Nantahala”) in the 2026 Private Placement. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Nantahala as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by Nantahala. The address of Nantahala Capital Management, LLC is 130 Main Street, 2nd Floor, New Canaan, CT 06840. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Nantahala are subject to a Beneficial Ownership Limitation of 9.99%.
(10)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 13,094 shares of Lisata common stock and (ii) 583,083 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by NCP RFM LP (“NCP”). Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of NCP as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by NCP. The address of Nantahala Capital Management, LLC is 130 Main Street, 2nd Floor, New Canaan, CT 06840. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by NCP are subject to a Beneficial Ownership Limitation of 9.99%.

(11)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 24,882 shares of Lisata common stock and (ii) 2,404,870 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Blackwell Partners LLC – Series A (“Blackwell”). Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Blackwell as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by Blackwell. The address of Nantahala Capital Management, LLC is 130 Main Street, 2nd Floor, New Canaan, CT 06840. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Blackwell are subject to a Beneficial Ownership Limitation of 9.99%.

(12)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 7,555 shares of Lisata common stock and (ii) 606,278 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Eastmain 2023 Fund LP (“Eastmain”). Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Eastmain as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by Eastmain. The address of Nantahala Capital Management, LLC is 130 Main Street, 2nd Floor, New Canaan, CT 06840. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Eastmain are subject to a Beneficial Ownership Limitation of 9.99%.

(13)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 56,407 shares of Common Stock received by Citadel CEMF Investments Ltd. (“Citadel”) in the Acquisition as an equityholder of record of Marea, (ii) 6,648,844 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Citadel in the Acquisition as an equityholder of record of Marea, (iii) 5,900,614 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Citadel in the 2026 Private Placement, (iv) 6,176 shares of Common Stock received by Citadel Multi-Strategy Equities Master Fund Ltd. (“CEMF”) in the Acquisition as an equityholder of record of Marea and (v) 728,048 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by CEMF in the Acquisition as an equityholder of record of Marea. Citadel Advisors LLC is the portfolio manager of Citadel and CEMF. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors LLC. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the shares reported herein. Reporting such shares herein is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of the foregoing entities in this footnote is c/o Citadel Enterprise Americas LLC, 830 Brickell Plaza, Floor 15, Miami, FL 33131. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Citadel and CEMF are subject to a Beneficial Ownership Limitation of 9.99%.

(14)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 141,018 shares of Common Stock received by Forbion Growth Opportunities Fund III Coöperatief U.A. (“Forbion Growth III COOP”) in the Acquisition as an equityholder of record of Marea, (ii) 16,622,101 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Forbion Growth III COOP in the Acquisition as an equityholder of record of Marea, (iii) 16,763,110 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Forbion Growth III COOP in the 2026 Private Placement, (iv) 156,460 shares of Common Stock received by Forbion Ventures Fund VI Coöperatief U.A. (“Forbion Ventures Fund”), in the Acquisition as an equityholder of record of Marea, (v) 18,442,299 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Forbion Ventures Fund in the Acquisition as an equityholder of record of Marea and (vi) 10,057,866 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Forbion Ventures Fund in the 2026 Private Placement. Forbion Ventures Fund VI Coöperatief U.A. (“Forbion Ventures Fund VI Cooperative”): Forbion Ventures VI Management B.V. (the “Forbion Ventures Fund VI Director”) is the director of Forbion Ventures Fund VI Cooperative, and may be deemed to have voting and dispositive power over the securities that are beneficially owned by Forbion Ventures Fund VI Cooperative. Investment and divestment decisions with respect to Forbion Ventures Fund VI Cooperative are made by its alternative investment fund manager FCPM III Services B.V. (the “AIFM”), upon recommendation by its investment committee, consisting of Sander Slootweg, Dirk Kersten, Martien van Osch, Geert-Jan Mulder, Marco Boorsma, Rogier Rooswinkel, and Dmitrij Hristodorov. The natural persons on the board of the AIFM are Dirk Kersten, Machteld Groeneveld, Geert-Jan Mulder, Sander Slootweg and Martien van Osch. The AIFM directs the Forbion Ventures Fund VI Director in relation to Forbion Ventures Fund VI Cooperative. The members of the investment committee have an indirect interest in the Forbion Ventures Fund VI Cooperative. The business address of the Forbion Ventures Fund VI Director, the Forbion Ventures Fund VI Cooperative, the AIFM and the individuals named in this footnote is Gooimeer 2-35, 1411 DC Naarden, the Netherlands. Forbion Growth Opportunities Fund III Coöperatief U.A. (the “Forbion Growth III Cooperative”): Forbion Growth III Management B.V., (the “Forbion Growth III Director”), is the director of Forbion Growth III Cooperative, and may be deemed to have voting and dispositive power over the securities that are beneficially owned by the Forbion Growth III Cooperative. Investment and divestment decisions with respect to Forbion Growth III Cooperative are made by its alternative investment fund manager FCPM III

Services B.V., (the “AIFM”), upon recommendation by its investment committee, consisting of Nanna Lüneborg, Sander Slootweg, Dirk Kersten, Wouter Joustra, Jasper Bos, Carlo Incerti, Martien van Osch and Geert-Jan Mulder. The natural persons on the board of the AIFM are Dirk Kersten, Machteld Groeneveld, Geert-Jan Mulder, Sander Slootweg and Martien van Osch. The AIFM directs the Forbion Growth III Director in relation to the Forbion Growth III Cooperative. The members of the investment committee have an indirect interest in Forbion Growth III Cooperative. The business address of the Forbion Growth III Director, the Forbion Growth III Cooperative, the AIFM and the individuals named in this footnote is Gooimeer 2-35, 1411 DC Naarden, the Netherlands. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Forbion Growth III Cooperative and Forbion Ventures Fund VI Cooperative are subject to a single Beneficial Ownership Limitation of 7.5%, applied to both funds in the aggregate.
(15)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 2,246,257 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Rock Springs Capital Master Fund LP (“Master Fund”) in the 2026 Private Placement and (ii) 435,841 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Four Pines Master Fund LP (“Four Pines”) in the 2026 Private Placement. Rock Springs Capital LLC (“RSC”) is the general partner of Rock Springs Capital Management LP (“RSCM”), which is the investment adviser to the Master Fund and Four Pines. RSC and RSCM may therefore be deemed to have or share beneficial ownership of the securities held directly by Master Fund and Four Pines. The address of the entities referenced in this footnote is 650 South Exeter St., Suite 1070, Baltimore, Maryland 21202. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Master Fund and Four Pines are subject to a Beneficial Ownership Limitation of 9.99%.

(16)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 21,548 shares of Common Stock received by Joshua Lehrer in the Acquisition as an equityholder of record of Marea, (ii) 2,540,002 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Dr. Lehrer in the Acquisition as an equityholder of record of Marea, (iii) 6,260 shares of Common Stock received by the Lehrer Family Irrevocable GST Exempt Trust U/A/D November 21, 2025, a trust for the benefit of Dr. Lehrer’s children (the “Lehrer Family Trust”), and (iv) 737,919 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by the Lehrer Family Trust in the Acquisition as an equityholder of Marea. Dr. Lehrer disclaims beneficial ownership of the shares held by the Lehrer Family Trust, except to the extent of any pecuniary interest therein.

(17)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 375,525 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Mission Pure Alpha Master Fund L.P. (“MPAM”) in the 2026 Private Placement and (ii) 295,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by HIF Solitude Ltd. (“HIF”) in the 2026 Private Placement. MPAM and HIF are managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the shares held by MPAM and HIF. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of MPAM and HIF and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by MPAM and HIF are subject to a Beneficial Ownership Limitation of 9.99%.

(18)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 93,876 shares of Common Stock received by Omega Fund VII L.P. (“Omega”) in the Acquisition as an equityholder of record of Marea, (ii) 11,065,405 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Omega in the Acquisition as an equityholder of record of Marea and (iii) 6,705,244 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Omega in the 2026 Private Placement. Omega Fund VII GP Manager, Ltd. (“Omega Ltd”) is the sole general partner of Omega Fund VII GP, L.P. (“Omega GP”), which is the sole general partner of Omega; and each of Omega Ltd. and Omega GP may be deemed to own beneficially the shares held by Omega. Claudio Nessi, Francesco Draetta and Otello Stampacchia are the directors of Omega Ltd. and, as a result, may be deemed to share voting and investment power over the shares held directly by Omega. Each of Dr. Stampacchia, Mr. Draetta, Dr. Nessi, Omega Ltd. and Omega GP disclaim beneficial ownership of the shares held by Omega except to the extent of their pecuniary interest therein. The business address of the Omega and its affiliates is 888 Boylston Street, Suite 1111, Boston, MA 02199. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Omega are subject to a Beneficial Ownership Limitation of 9.99%.

(19)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 156,460 shares of Common Stock received by Perceptive Xontogeny Venture Fund II, LP (“Perceptive Xontogeny”), in the Acquisition as an equityholder of record of Marea, (ii) 18,442,299 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Perceptive Xontogeny in the Acquisition as an equityholder of record of Marea, (iii) 1,542,206 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Perceptive Xontogeny in the 2026 Private Placement and (iv) 10,057,866 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Perceptive Life Sciences Master Fund, Ltd. (“Perceptive Master Fund”) in the 2026 Private Placement. Perceptive Venture Advisors, LP is the investment advisor to Perceptive Xontogeny. Perceptive Venture Advisors, LP is controlled by Perceptive Advisors LLC. Perceptive Advisors LLC is the investment advisor of the Perceptive Master Fund. Accordingly, Perceptive Advisors LLC may be deemed to beneficially own the securities directly held by Perceptive Xontogeny and the Perceptive Master Fund. Joseph Edelman is the controlling person of Perceptive Advisors LLC. Mr. Edelman, Perceptive Venture Advisors, LP, and Perceptive Advisors LLC may be deemed to beneficially own the shares held by Perceptive Xontogeny and Perceptive Master Fund, as applicable. The address of Perceptive is 51 Astor Place, 10th Floor, New York, NY 10003. Perceptive reports that it holds shared voting power and shared dispositive power with respect to all shares held by it. The Perceptive Master Fund, Perceptive Xontogeny, Mr. Edelman, Perceptive Venture Advisors, LP, and Perceptive Advisors LLC each disclaim beneficial ownership of all such securities except to the extent of its or his pecuniary interest therein. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Perceptive Xontogeny and Perceptive Master Fund are subject to a Beneficial Ownership Limitation of 9.9%.

(20)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of 26,820,977 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by RA Capital Healthcare Fund, L.P. (“RA Capital Fund”) in the 2026 Private Placement. RA Capital Management, L.P. serves as an investment manager for RA Capital Fund. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. RA Capital Management, L.P., RA Capital Management GP, LLC, Peter Kolchinsky and Rajeev Shah may be deemed to have voting and investment power over the shares held of record by RA Capital Fund. RA Capital Management, L.P., RA Capital Management GP, LLC, Peter Kolchinsky and Rajeev Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by RA Capital Fund are subject to a Beneficial Ownership Limitation of 9.99%.
(21)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 295 shares of Common Stock received by Robert Harrington in the Acquisition as an equityholder of record of Marea and (ii) 34,844 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Dr. Harrington in the Acquisition as an equityholder of record of Marea.

(22)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of 5,364,196 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Seligman Healthcare Spectrum (Master) Fund (“SHS Master”) in the 2026 Private Placement. Columbia Management Investment Advisers, LLC serves as investment manager to Seligman Healthcare Spectrum (Master) Fund, or SHS Master. Kosta Kleyman, portfolio manager of SHS Master, may be deemed to exercise ultimate investment power with respect to these shares. The address for the selling stockholder is c/o Columbia Management Investment Advisers, LLC, 290 Congress St., Boston, MA 02210. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by SHS Master are subject to a Beneficial Ownership Limitation of 4.9%.

(23)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 156,460 shares of Common Stock received by Sofinnova Venture Partners XI, L.P. (“Sofinnova”) in the Acquisition as an equityholder of record of Marea, (ii) 18,442,299 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Sofinnova in the Acquisition as an equityholder of record of Marea and (iii) 10,057,866 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Sofinnova in the 2026 Private Placement. Sofinnova Management XI, L.P. (“SM XI LP”), is the general partner of Sofinnova and may be deemed to have sole voting power. Sofinnova Management XI, L.L.C. (“SM XI LLC”), is the general partner of SM XI LP and may be deemed to have sole voting power. James I. Healy, M.D., Ph.D. and Maha Katabi, Ph.D., are the managing members of SM XI LLC, and may be deemed to have shared power to vote these shares. Each of SM XI LP, SM XI LLC, Dr. Healy and Dr. Katabi disclaim beneficial ownership of the shares held by Sofinnova, except to the extent of their respective pecuniary interest therein. The principal address for the entities and individuals named in this paragraph is c/o Sofinnova Investments, Inc., 3000 Sand Hill Road, Building 3-Suite 150, Menlo Park, CA 94025. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Sofinnova are subject to a Beneficial Ownership Limitation of 9.99%.

(24)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of 2,487,646 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Squadron Master Fund L.P. (“SMF”) in the 2026 Private Placement. Squadron Capital Management LLC serves as investment adviser to SMF and may be deemed to be the beneficial owner of all securities held by SMF. Matthew Sesterhenn and William F. Blank III, as Partners of Squadron Capital Management LLC, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owners of all securities held by the fund. Squadron Capital Management LLC and Messrs. Sesterhenn and Blank disclaim beneficial ownership over any of the securities. The address of Squadron Capital Management LLC is 1211 W. 22nd St. Suite 1008 Oak Brook, IL 60523. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by SMF are subject to a Beneficial Ownership Limitation of 9.99%.

(25)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 19,260 shares of Common Stock received by Ted Love in the Acquisition as an equityholder of record of Marea and (ii) 2,270,316 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Dr. Love in the Acquisition as an equityholder of record of Marea.

(26)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 455,192 shares of Common Stock received by Third Rock Ventures V, LP (“Third Rock V”), in the Acquisition as an equityholder of record of Marea, (ii) 53,654,446 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Third Rock V in the Acquisition as an equityholder of record of Marea, (iii) 10,191,971 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Third Rock V in the 2026 Private Placement, (iv) 48,446 shares of Common Stock received by Third Rock Ventures VI, LP (“Third Rock VI”), in the Acquisition as an equityholder of record of Marea, (v) 5,710,461 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Third Rock VI in the Acquisition as an equityholder of record of Marea and (vi) 6,571,139 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by Third Rock VI in the 2026 Private Placement. The sole general partner of Third Rock V is Third Rock Ventures GP V, L.P. (“TRV GP V”), and the sole general partner of TRV GP V is TRV GP V, LLC (“TRV GP V LLC”). The sole general partner of Third Rock VI is Third Rock Ventures GP VI, L.P. (“TRV GP VI”), and the sole general partner of TRV GP VI is TRV GP VI, LLC (“TRV GP VI LLC”). Abbie Celniker, Robert Tepper, Reid Huber, Jeffrey Tong and Kevin Gillis are the managing members of TRV GP V LLC and TRV GP VI LLC and collectively make voting and investment decisions with respect to the securities held by Third Rock V and Third Rock VI. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities except to the extent of its or his or her pecuniary interest therein, if any, and this response shall not be deemed an admission that any of them is the beneficial owner of such securities for purposes of Section 13 or Section 16 of the Exchange Act or for any other purpose. The address of Third Rock V and Third Rock VI is 201 Brookline Ave., Boston, MA 02215. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by Third Rock V and Third Rock VI are subject to a Beneficial Ownership Limitation of 19.99%.

(27)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 156,460 shares of Common Stock received by venBio Global Strategic Fund IV L.P. (“venBio L.P.”) in the Acquisition as an equityholder of record of Marea, (ii) 18,442,299 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by venBio L.P. in the Acquisition as an equityholder of record of Marea and (iii) 3,352,622 shares of Common Stock issuable upon conversion of Series C Preferred Stock purchased by venBio L.P. in the 2026 Private Placement. venBio Global Strategic GP IV, LLC (“venBio LLC”) is the general partner of venBio L.P. Aaron Royston, Corey Goodman, and Richard Gaster are the members of venBio LLC. Each of Dr. Royston, Mr. Goodman and Mr. Gaster, disclaim beneficial ownership of the shares held by venBio L.P. The business address of the venBio L.P. and its affiliates is 1700 Owens St., Ste. 595, San Francisco, CA 94158. The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock held by venBio L.P. is subject to a Beneficial Ownership Limitation of 4.9%.

(28)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 2,044 shares of Common Stock received by Vyas Ramanan in the Acquisition as an equityholder of record of Marea and (ii) 241,020 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Dr. Ramanan in the Acquisition as an equityholder of record of Marea.

(29)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 3,326 shares of Common Stock received by Ian Clements in the Acquisition as an equityholder of record of Marea and (ii) 392,122 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Dr. Clements in the Acquisition as an equityholder of record of Marea.

(30)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 8,178 shares of Common Stock received by Charles Homcy and Diana Sylvestre in the Acquisition as an equityholder of record of Marea and (ii) 964,083 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Charles Homcy and Diana Sylvestre in the Acquisition as equityholders of record of Marea.

(31)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 4,088 shares of Common Stock received by Joshua Rabinowitz in the Acquisition as an equityholder of record of Marea and (ii) 482,041 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Dr. Rabinowitz in the Acquisition as an equityholder of record of Marea.

(32)
The shares reported under “Common Stock Beneficially Owned Prior to Offering” and “Common Stock That May Be Offered Pursuant to this Prospectus” consist of (i) 4,089 shares of Common Stock received by Stephen O’Rahilly in the Acquisition as an equityholder of record of Marea and (ii) 482,040 shares of Common Stock issuable upon conversion of Series C Preferred Stock received by Dr. O’Rahilly in the Acquisition as an equityholder of record of Marea.

Material Relationships with the Selling Stockholders
The following Selling Stockholders have or previously had the below material relationships with us or Marea within the past three years:
•
Joshua Lehrer, M.D., M.Phil, FACC served as the Chief Executive Officer and as a member of the board of directors of Marea from October 2023 until the closing of the Acquisition. Dr. Lehrer has also served as our President and Chief Operating Officer since September 2026. Subject to approval of the Required Company Stockholder Matters, Dr. Lehrer is expected to be appointed as our President and Chief Executive Officer and as a member of our board of directors.

•
Ian Clements, Ph.D. served as the Chief Financial Officer of Marea from August 2024 until the closing of the Acquisition. Subject to approval of the Required Company Stockholder Matters, Dr. Clements is expected to be appointed as our Chief Financial Officer.

•
Ted Love, M.D. served as a director of Marea and chairman of the board from May 30, 2023 until the closing of the Acquisition. Dr. Love has also served as a member of our board of directors since September 2026. Subject to approval of the Required Company Stockholder Matters, Dr. Love is expected to continue to serve as a director and to be appointed as chairman of our board of directors.

•
Vyas Ramanan, Ph.D., served as a director of Marea from June 2024 until the closing of the Acquisition. Subject to approval of the Required Company Stockholder Matters, Dr. Ramanan is expected to be appointed as a member of our board of directors.

•
Robert Harrington, M.D., served as a director of Marea from December 2024 until the closing of the Acquisition. Subject to approval of the Required Company Stockholder Matters, Dr. Harrington is expected to be appointed as a member of our board of directors.

•
Aaron Royston, M.D., served on the board of directors of Marea from June 2024 until the closing of the Acquisition. Dr. Royston is a designee of venBio L.P.. Subject to approval of the Required Company Stockholder Matters, Dr. Royston is expected to be appointed as a member of our board of directors.

•
Jeffrey Tong, Ph.D., served on the board of directors of Marea from December 2021 until the closing of the Acquisition. Dr. Tong is an affiliate of Third Rock V and Third Rock VI. Subject to approval of the Required Company Stockholder Matters, Dr. Tong is expected to be appointed as a member of our board of directors.

•	Charles Homcy, M.D., is a co-founder of Marea.
•	Sir Stephen O’Rahilly, M.D., FRS, is a co-founder of Marea.
•	Joshua Rabinowitz, M.D., Ph.D., is a co-founder of Marea.

Acquisition Transactions
See the section titled “Prospectus Summary-Recent Developments” for a description of the terms of the agreements entered into in connection with the Acquisition Transactions which is incorporated herein by reference.

PLAN OF DISTRIBUTION
The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Resale Shares or interests in Resale Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Resale Shares or interests in Resale Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Stockholders may use any one or more of the following methods when disposing of Resale Shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales and settlement of short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Stockholders for purposes of this prospectus.
In connection with the sale of Resale Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell Resale Shares short and deliver these securities to close out their short positions, or loan or pledge the Resale Shares to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Stockholders from the sale of the Resale Shares offered by them will be the purchase price of the Resale Shares less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Resale Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.
The Selling Stockholders also may resell all or a portion of the Resale Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Resale Shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the Resale Shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the Resale Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the Resale Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Resale Shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Resale Shares offered by this prospectus.
We have agreed with the Selling Stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the Selling Stockholders shall have resold or otherwise disposed of all the Resale Shares covered by this prospectus and (ii) the date on which the Resale Shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Merger RRA or the Private Placement RRA, as applicable, such that they may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.
There can be no assurance that any Selling Stockholder will sell any or all of the Resale Shares registered pursuant to the registration statement of which this prospectus forms a part.

LEGAL MATTERS
Certain legal matters, including the legality of the securities offered, will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The financial statements of Lisata Therapeutics, Inc. as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference in this Prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The combined financial statements of Marea Therapeutics, Inc. and M2 Therapeutics, Inc. as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference in this Prospectus and included in Lisata Therapeutics, Inc.’s Current Report on Form 8-K/A filed on November 12, 2026, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the combined financial statements) appearing elsewhere therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us.
Information about us is also available at our website at www.lisata.com. However, the information on, or that can be accessed through, our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. A Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement and prior to the effectiveness of this registration statement, except, in each case, as to any portion of any future report or document that is not deemed filed under such provisions, prior to the termination of any offering of securities made by this prospectus:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026; as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2025, filed with the SEC on April 28, 2026;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 11, 2026; and for the quarter ended June 30, 2026, filed with the SEC on August 6, 2026;
•	our Definitive Proxy Statement on Schedule 14A for our Annual Meeting filed with the SEC on October 19, 2026 (except for information contained therein which is furnished rather than filed); and
•
our Current Reports on Form 8-K (except for information contained therein which is furnished rather than filed) filed on January 21, 2026, February 27, 2026, March 9, 2026, May 4, 2026, May 29, 2026, June 9, 2026, July 17, 2026, July 24, 2026, August 4, 2026, September 17, 2026 (as amended on November 12, 2026), October 14, 2026 and November 9, 2026.

We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Lisata Therapeutics, Inc., Attn: James Nisco, SVP, Finance and Treasury and Chief Accounting Officer, P.O. Box 173, Liberty Corner, NJ 07938, telephone number (908) 842-0100. See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to read and obtain copies of materials that we file with the SEC.
Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution
The expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder on Form S-3 (other than underwriting discounts and commissions, if any) are set forth below. The Selling Stockholders will not bear any portion of such expenses. Each item listed is estimated, except for the SEC registration fee:

SEC registration fee	$31,408.22
Printing and engraving	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous expenses	*
Total	$*

*	These fees will be determined based on the securities offered and the number of offerings and accordingly cannot be determined at this time.
Item 15.	Indemnification of Officers and Directors
We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
As permitted by the Delaware General Corporation Law, our certificate of incorporation and bylaws provide that: (i) we are required to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law; (ii) we may, in our discretion, indemnify our officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.
We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.
Item 16.	Exhibits

Exhibit Number	Description
2.1‡
Agreement and Plan of Merger, dated September 17, 2026, by and among Lisata Therapeutics, Inc., Mariner Merger Sub I, Inc., Mariner Merger Sub II, LLC and Marea Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33650) filed with the SEC on September 17, 2026).

3.1
Amended and Restated Certificate of Incorporation of Lisata Therapeutics, Inc., as amended, effective July 27, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33650) filed with the SEC on August 9, 2016).

3.2
Certificate of Amendment (Name Change) to the Amended and Restated Certificate of Incorporation, dated September 15, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33650) filed with the SEC on September 15, 2022).

3.3
Certificate of Amendment (Reverse Stock Split) to the Amended and Restated Certificate of Incorporation, dated September 14, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33650) filed with the SEC on September 15, 2022).

3.4
Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33650) filed with the SEC on September 17, 2026).

3.5
Amended and Restated Bylaws of Lisata Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33650) filed with the SEC on August 9, 2016).

3.6
Amendments to Amended and Restated Bylaws of Lisata Therapeutics, Inc., effective as of September 18, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33650) filed with the SEC on September 21, 2017).

3.7
Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation of Lisata Therapeutics, Inc., (Reverse Stock Split), (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-33650) filed with the SEC on
October 19, 2026).

4.1	Description of Securities (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 12, 2026).
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C.
10.1‡
Form of Securities Purchase Agreement, dated September 17, 2026, by and among Lisata Therapeutics, Inc. and each investor listed on Exhibit A thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33650) filed with the SEC on September 17, 2026).

10.2
Form of Registration Rights Agreement by and among Lisata Therapeutics, Inc. and certain investors signatory thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-33650) filed with the SEC on September 17, 2026).

10.3
Form of Registration Rights Agreement by and among Lisata Therapeutics, Inc. and certain former Marea stockholders (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33650) filed with the SEC on September 17, 2026).

23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.2*	Consent of Ernst & Young LLP, Independent Auditors.
23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table

*	Filed herewith.
‡
Certain schedules, annexes and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to provide, on a supplemental basis, a copy of any omitted schedules, annexes and attachments to the SEC or its staff upon request.

Item 17.	Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Filing Fee Table” in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i),(ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Liberty Corner, New Jersey, on November 12, 2026.

LISATA THERAPEUTICS, INC.

By:	/s/ David J. Mazzo
David J. Mazzo, PhD
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints David J. Mazzo and James Nisco, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments or any abbreviated or subsequent registration statement and any supplement to any prospectus included in this registration statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Mazzo	President and Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2026
David J. Mazzo, PhD

/s/ James Nisco	SVP, Finance and Treasury and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2026
James Nisco

/s/ Gregory B. Brown	Chairman of the Board of Directors	November 12, 2026
Gregory B. Brown

/s/ Mohammad Azab	Director	November 12, 2026
Mohammad Azab

/s/ Jeffrey Farrow	Director	November 12, 2026
Jeffrey Farrow

/s/ Cynthia L. Flowers	Director	November 12, 2026
Cynthia L. Flowers, MBA

/s/ Heidi Henson	Director	November 12, 2026
Heidi Henson

/s/ Steven M. Klosk	Director	November 12, 2026
Steven M. Klosk, JD

/s/ Ted W. Love	Director	November 12, 2026
Ted W. Love, MD